Exhibit 99.1

FOR IMMEDIATE RELEASE

February 6, 2012

Contact:         JoAnne Coy, Vice President

Corporate Communications 253-305-1965

Columbia Banking System welcomes Michelle Lantow and Mae Numata to its Board of Directors

Tacoma, Washington – William Weyerhaeuser, Chairman of the Board of Columbia Banking System, (NASDAQ: COLB) the parent company of Columbia Bank, announced that Michelle Lantow and S. Mae Fujita Numata have joined the Board of Directors, effective February 1, 2012.

“We are delighted to welcome Michelle Lantow and Mae Numata to the board of directors.” said William T. Weyerhaeuser, Chairman of the Board for Columbia. “We are fortunate to add community leaders with their depth of financial and business experience to our team of board members.”

Michelle Lantow has broad experience in strategic management and leadership, including her most recent position as Chief Financial Officer of McCormick & Schmick’s, a 93-restaurant company based in Portland, Oregon. Ms. Lantow held the position of President for lucy activewear, an apparel company that designs and sells fashion-forward performance apparel for athletic women, with 64 stores in 19 states. Lucy activewear is a wholly owned subsidiary of VF Corporation (NYSE:VFC). She also served as Chief Financial Officer for that organization. Ms. Lantow served for seven years as Corporate Controller and Vice President of Investor Relations with GAP, Inc. of San Francisco, CA, a diversified international specialty retailer.

A resident of Lake Oswego, Oregon, Ms. Lantow holds a BA in Business Economics from the University of California, Santa Barbara. She is an advisory board member of Portland State University’s MBA program, and serves on the board of the Oregon and Southwest Washington Chapter of the American Heart Association.

Mae Numata’s extensive financial background includes her current position as Chief Operating and Chief Financial Officer for Schnitzer Investment Corp. of Portland, Oregon, an investment firm with interests in commercial, industrial and multi-family properties, ocean shipping and other industries. Ms. Numata also held the positions of Interim President and Interim Chief Financial Officer for her clients as a partner of Tatum LLC. She has served as SVP/Chief Financial Officer and Corporate Secretary for Fisher Communications and VP/Chief Financial Officer for the Seattle Times Company, and held senior management positions with KeyBank in Seattle.

A resident of Mercer Island, Washington, Ms. Numata is a member of the American Institute of Certified Public Accountants, the Washington Society of Certified Public Accountants, and the National Institute of Investor Relations. She is a current and founding member of the Japanese American Chamber of Commerce, a board member of NCE Enterprises, Inc., a board member and secretary for the Executive Development Institute, and is a board member, second vice president and investment committee chair for Girl Scouts of Western Washington.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank which was again awarded one of Seattle Business Magazine’s 100 Best Companies to Work For 2011 and was designated one of Puget Sound Business Journal’s “Washington’s Best Workplaces 2011”.

Including the recent acquisitions of Bank of Whitman, Summit Bank and First Heritage Bank, Columbia Banking System has 102 banking offices, including 77 branches in Washington State and 25 branches in Oregon. Columbia Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected,” “anticipate”, “continue,” or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its form 10-K for the Fiscal Year ended December 31, 2010, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.